Atmel Reports Improved Financial Results for the Fourth Quarter

24.9% Year Over Year and 13.5% Sequential Revenue Growth for the Fourth Quarter

SAN JOSE, Calif., Jan. 22 /PRNewswire-FirstCall/ -- Atmel Corporation (Nasdaq: ATML), a worldwide leader in the development, fabrication and sale of advanced semiconductors, today announced financial results for the fourth quarter and year ended December 31, 2003.

Revenues for the fourth quarter of 2003 totaled $380,498,000, versus $335,187,000 in the third quarter of 2003 and $304,631,000 in the fourth quarter of 2002. Net income for the fourth quarter of 2003 totaled $10,996,000 or $0.02 per share. Included in this quarter’s results is $37,850,000 of other income received as a result of a legal award, partially offset by $27,632,000 in asset impairment charges. These results compare to a net loss of $31,791,000 or $0.07 per share for the third quarter of 2003, as well as a net loss of $16,207,000 or $0.03 per share for the fourth quarter of 2002. The net loss for the fourth quarter of 2002 included $2,788,000 of impairment charges.

Revenues for the full year 2003 totaled $1,330,635,000, versus $1,193,814,000 in 2002. Net loss for the full year 2003 totaled $117,996,000 or $0.25 per share, versus net loss of $641,796,000 or $1.37 per share on a fully diluted basis in 2002. Included in the 2003 net loss is $37,850,000 related to the legal award and $27,272,000 in impairment charges. The 2002 net loss included $383,801,000 in impairment charges.

During the quarter, the Company generated $109 million to use towards the continued reduction of debt and to fund ongoing business events. This figure is calculated by adding back the $71 million non-cash expense of depreciation and amortization, along with non-cash impairment charges of $27 million to the net income for fourth quarter of $11 million. During 2003, Atmel has reduced its overall debt by over $236 million, while cash has only decreased by approximately $10 million. Cash as of December 31, 2003 was approximately $458 million. Cash, in this context, refers to cash and cash equivalents, short- term investments and restricted cash.

“The year of 2003 brought the return of the semiconductor up cycle, as well as the return of robust growth and improved financial results,” stated George Perlegos, Atmel’s President and Chief Executive Officer. “We saw double digit year over year and sequential growth rates in every one of our businesses this quarter, and we feel that current demand levels will continue to fuel strong growth in 2004.

“During the fourth quarter, sales from the ASIC business unit grew 37% year over year and 11% sequentially, representing eight consecutive quarters in which this segment has grown. Smart cards led the way by more than doubling its quarterly revenue over the same quarter last year.

“We also experienced strong year over year and sequential sales growth of 24% and 14%, respectively, in our microcontroller business unit. Our proprietary AVR product achieved a record quarter for units and revenue during the fourth quarter. This illustrates the market acceptance of the fastest 8- bit microcontroller in the market.

“Sales in our RF and Automotive business unit were up 13% year over year and 11% sequentially. Strength in this business unit came from automotive products.

“During the fourth quarter, strong demand has boosted sales of memory products, leading to a 19% year over year and 18% sequential increase. Serial EEPROM, flash and Data Flash products all contributed to the solid performance,” concluded Mr. Perlegos.

Outlook

The Company anticipates that in the first quarter of 2004, revenues should be sequentially up 1-5%. Additionally, R&D should be approximately $59-63 million, while SG&A should be between $38-42 million. Finally, gross margins should be down slightly during the first quarter, primarily due to the weakening dollar. Net interest expense for the quarter should be approximately $5.5 million for the first quarter. We anticipate that depreciation and amortization will be approximately $72-73 million.

For the full year of 2004, the Company anticipates being profitable on revenue growth of 23-30%. R&D spending should grow a couple of million dollars per quarter, ranging from $248-264 million for the total year. SG&A spending should trend upward by approximately one million dollars per quarter, ranging from $154-172 million for the total year. Gross margins should improve during the year as revenue increases, beginning in the second quarter. Interest expense should decrease by approximately one half million dollars per quarter, while taxes should be about $16 million for the year.

Teleconference

Atmel will hold a teleconference for the financial community at 3:00 PM Pacific Standard Time today to discuss fourth quarter and year-end financial results. Atmel will provide a real-time audio broadcast of the teleconference from the Investor Relations page of its website at http://www.atmel.com . Investors may access the live teleconference by dialing 303-262-2142, passcode 567259.

A webcast replay will be available for two weeks after the teleconference at http://www.atmel.com . Atmel will also provide a telephone recording of the teleconference, which will be available at approximately 5:00 PM PDT today. Interested parties may listen to the playback of the teleconference by calling the following number: 1-303-590-3000 and entering the passcode 567259.

Information in this release regarding Atmel’s forecasts, outlook, expectations and beliefs are forward-looking statements that involve risks and uncertainties. These statements include statements about Atmel’s expected revenue, operating costs, gross margins and demand levels for the first quarter and full year of 2004, new product shipments and market position. All forward-looking statements included in this release are based upon information available to Atmel as of the date of this release, which may change, and we assume no obligation to update any such forward-looking statement. These statements are not guarantees of future performance and actual results could differ materially from our current expectations. Factors that could cause or contribute to such differences include the impact of competitive products and pricing, timely design acceptance by our customers (including continued acceptance of our 8-bit AVR microcontroller), timely introduction of new technologies, ability to ramp new products into volume, industry wide shifts in supply and demand for semiconductor products, industry and/or company overcapacity, effective and cost efficient utilization of manufacturing capacity, financial stability in foreign markets, ability to integrate and manage acquisitions, and other risks detailed from time to time in the Atmel’s SEC reports and filings, including our Form 10-K, filed on March 24, 2003 and subsequent Form 10-Q reports.

CONTACT: Steven Horwitz, Director, Investor Relations: +1-408-487-2677

Atmel Corporation Condensed Consolidated Statement of Operations (In thousands, except per-share data) (Unaudited)

	Three Months Ended December 31		Twelve Months Ended December 31
	2003	2002	2003	2002
Net revenues:	$ 380,498	$ 304,631	$ 1,330,635	$ 1,193,814
Expenses:
Cost of sales	271,824	236,842	1,024,399	962,869
Research and
development	55,684	61,651	247,636	253,163
Selling, general
and administrative	36,055	29,850	138,804	126,682
Restructuring and
asset impairment	27,632	2,788	27,272	383,801
Total expenses	391,195	331,131	1,438,111	1,726,515
Operating loss	(10,697)	(26,500)	(107,476)	(532,701)
Proceeds from
legal award	37,850	--	37,850	--
Interest and other
income (expense),
net	(11,216)	6,665	(34,425)	(18,866)
Income (loss)
before taxes	15,937	(19,835)	(104,051)	(551,567)
Income tax benefit
(provision)	(4,941)	3,628	(13,945)	(90,229)
Net Income (loss)	$ 10,996	($ 16,207)	($ 117,996)	($ 641,796)
Basic net income
(loss) per share	$ 0.02	($ 0.03)	($ 0.25)	($ 1.37)
Diluted net income
(loss) per share	$ 0.02	($ 0.03)	($ 0.25)	($ 1.37)
Shares used in basic
net income/loss
per-share
calculation	472,471	465,623	469,869	466,949
Shares used in
diluted net
income/loss
per-share
calculation	482,797	465,623	469,869	466,949

Atmel Corporation Condensed Consolidated Balance Sheets (In thousands) (Unaudited)

	December 31, 2003	December 31, 2002
Current assets:
Cash and cash equivalents	$ 385,887	$ 346,371
Short-term investments	45,167	99,431
Accounts receivable, net	215,303	195,182
Inventories	268,074	276,069
Other current assets	54,198	107,672
Total current assets	968,629	1,024,725
Fixed assets, net	1,121,367	1,049,031
Fixed assets held for sale	--	174,651
Other assets	37,859	32,025
Restricted cash	26,835	22,127
Total assets	$ 2,154,690	$ 2,302,559
Current liabilities:
Current portion of long-term debt	$ 155,299	$ 161,022
Convertible notes	--	132,485
Trade accounts payable	144,476	95,002
Accrued liabilities and other	232,251	271,139
Deferred income on shipments to distributors	19,160	20,791
Total current liabilities	551,186	680,439
Convertible notes	203,849	194,248
Long-term debt less current portion	154,182	261,683
Other long-term liabilities	227,356	197,046
Total liabilities	1,136,573	1,333,416
Stockholders’ equity:
Common stock	1,474,809	1,307,839
Accumulated Deficit	(456,692)	(338,696)
Total stockholders’ equity	1,018,117	969,143
Total liabilities and stockholders’
equity	$ 2,154,690	$ 2,302,559

SOURCE Atmel Corporation -0- 01/22/2004 /CONTACT: Steven Horwitz, Director, Investor Relations of Atmel Corporation, +1-408-487-2677/ /Web site: http://www.atmel.com / (ATML)

CO: Atmel Corporation ST: California IN: CPR SEM ECP HRD SU: CCA ERN ERP